Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TCF Financial Corporation:

We consent to the incorporation by reference of our reports dated February 17, 2005, relating to the consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Form 10-K of TCF Financial Corporation, in the following Registration Statements of TCF Financial Corporation: Nos. 33-43030, 33-53986, 33-63767, 333-62792, 333-72394, and 333-113748 on Form S-8 and No. 333-56500 on Form S-3.

Minneapolis, Minnesota
February 28, 2005